Exhibit 10.1

AGREEMENT

Company: Alltemp, Inc., 960 South Westlake Boulevard, Suite 207, Westlake Village, California 91361; ATTN: William Lopshire, Chief Executive Officer.

Executive: Robert N. Weingarten, 5439 Lockhurst Drive, Woodland Hills, California 91367.

Position: Chief Financial Officer.

Form and Term of Agreement: At-will employee, commencing July 10, 2017, terminable by either party upon 10 days written notice, unless other provisions are agreed to by the parties.

Services: Executive will serve as Chief Financial Officer of the Company and will oversee and manage the accounting, auditing and public reporting and disclosure requirements of the Company, including, but not limited to: (1) working with the management, financial advisors and consultants, investment bankers, underwriters, placement agents, legal counsel and audit firm regarding various legal, accounting, tax, securities and corporate matters; (2) preparation of financial statements and other information to be included in filings with the United States Securities and Exchange Commission; (3) assistance in the management of the Company’s financial affairs; and (4) such other matters as may be required.

Base Compensation: $7,500 per month. Executive shall receive a benefits package consistent with that provided to other executives. The Company shall reimburse Executive for reasonable out-of-pocket expenses. The Company and Executive will negotiate an appropriate equity compensation package.

Part-Time Basis: Executive’s services to the Company shall be provided on a part-time basis. Executive shall devote sufficient time to the business of the Company as is required to perform his duties in a timely, thorough, professional and competent manner. Executive may provide services to other companies, including public companies, as long as such companies do not compete directly with Company.

Confidential Information: Executive shall not divulge any material or information of the Company which comes into the possession or knowledge of Executive which relates to the Company’s business operations, including, without limitation, financial information, marketing data, customer lists, supplier sources, pricing policies, and technologies and systems (collectively referred to herein as "Confidential Information"). Notwithstanding the foregoing, Confidential Information does not include information, technical data or know-how that becomes a matter of public knowledge, not as a result of any action by Executive. Executive hereby agrees that Executive shall not reveal such information or material to third parties without the prior written consent of the Company during the term of this Agreement and thereafter, until and if such information becomes part of the public domain. Nothing contained herein shall prevent Executive from complying with any requirement or request of a governmental body or by operation of law or regulation.

Indemnification: The Company agrees to indemnify and hold harmless Executive from any claim or liability arising from third parties as a result of Executive’s services performed under this Agreement. In the event of any claim or liability asserted against Executive, the Company agrees to provide Executive with prompt written notice. Upon such notice, the Company agrees to defend and hold harmless Executive from any loss or liability. In the event the Company fails to indemnify Executive for any claim of liability arising as a result of Executive’s services as described herein, Executive has the right to defend or settle such claim on its own behalf and to be fully reimbursed by the Company for all reasonable costs and expenses of such defense and/or settlement. Notwithstanding the foregoing, the Company shall not be required to indemnify and hold Executive harmless for any claim arising out of Executive’s gross negligence or intentional wrongful conduct.

Director’s and Officer’s Insurance Coverage: During the term of this Agreement, the Company shall maintain a Directors and Officer insurance policy with minimum coverage of $5,000,000, with Drop-Down Side A Coverage.

Legal Matters: The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. If any party to this Agreement institutes legal proceedings against the other party regarding this agreement, the prevailing party in any disagreement shall be entitled to recover reasonable attorney’s fees and expenses from the other party.

Additional Terms: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by a written instrument signed by duly authorized representatives of both parties. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement shall remain in full force and effect. This Agreement is not assignable. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns, and shall not benefit any person or entity other than those enumerated herein.

Signatures: This Agreement may be executed in counterpart. Facsimile signatures shall have the same force and effect as original signatures.

Agreed and Approved:

Robert N. Weingarten		Alltemp, Inc.

By:	/s/ Robert N. Weingarten	By:	/s/ William Lopshire
William Lopshire
Chief Executive Officer

Date: July 10, 2017		Date: July 10, 2017

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